Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.                    For Use Upon Receipt

Beacon Roofing Supply, Inc. Announces Strategic Acquisition

PEABODY, MA—(BUSINESS WIRE)—December 16, 2004—Beacon Roofing Supply, Inc. (Nasdaq: BECN) announced today the acquisition of JGA Corporation, a leading distributor of roofing and other building products headquartered in Atlanta, Georgia.

JGA operates eight facilities in Georgia and Florida offering a comprehensive line of residential and commercial roofing products and other complementary building products.  It is a highly successful and fast growing company and represents an excellent opportunity for Beacon to expand its distribution business into the very attractive Georgia and Florida markets.  These markets are projected to be some of the fastest growing markets in the United States over the next 2-3 years.

Most importantly, JGA has a knowledgeable and motivated management team that has produced outstanding results during its long history.  JGA and Beacon share similar values and corporate culture focused on developing employees and providing the best products and services to customers. Consistent with Beacon’s other successful acquisitions, the JGA facilities will continue operating under their local identity to continue the close relationships they have developed with their customers. JGA was founded in 1977 and generated net sales of approximately $74 million for the year ended December 31, 2003.

John Blackburn, CEO of JGA, stated, “Our management team is excited about the growth opportunities that are available as we combine our talents and resources with Beacon.”

Robert Buck, CEO of Beacon, emphasized the overall strategic importance of JGA and stated, “JGA is a respected leader in our industry and operates in some of the most attractive markets in the U.S.  They have wonderful employees and we are thrilled to be joining forces.”

About Beacon Roofing Supply Inc.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO, 978-535-7668

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s S-1 Registration Statement. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.